EXHIBIT 4.2

AMENDMENT
TO
RIGHTS AGREEMENT

This Amendment to the Rights Agreement (this “Amendment”) between The Ryland Group, Inc., a Maryland corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”), is effective this 18th day of May, 2009.

W I T N E S S E T H:

WHEREAS, on December 18, 2008, the Company and the Rights Agent entered into that certain Rights Agreement between the Company and the Rights Agent (the “Agreement”);

WHEREAS, the Company desires to amend the Agreement pursuant to Section 26 thereof; and

WHEREAS, as of the date hereof, a Distribution Date (as defined in the Agreement) has not occurred, and the Company has satisfied all requirements to effect an amendment to the Agreement without the approval of any holders of the Rights (as defined in the Agreement).

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1.               Amendment. Section 1 of the Agreement is hereby amended and restated to read as follows:

“Section 1:         Certain Definitions

For purposes of this Agreement, the following terms shall have the meanings indicated:

(a)           “4.9-percent Stockholder” shall mean a Person (other than the Company, any Related Person or any Exempt Person) who beneficially owns 4.9 percent or more of the Company’s then-outstanding Common Stock, whether directly or indirectly, and including shares such Person would be deemed to constructively own or which otherwise would be aggregated with shares owned by such Person pursuant to Section 382 of the Code, or any successor provision or replacement provision and the Treasury Regulations thereunder.

(b)           “Acquiring Person” shall mean any Person (other than the Company, any Related Person or any Exempt Person) that is or has become a 4.9% Stockholder, provided, however, that any Person who would otherwise qualify as an Acquiring Person as of the Close of Business on the Record Date will not be deemed to be an Acquiring Person for any purpose of this Agreement on and after such date unless and until such time as such stockholder no longer qualifies as an Exempt Person, and provided, further, that a Person will not be deemed to have become an Acquiring Person solely as a result of (i) a reduction in the number of shares of Common Stock outstanding, (ii) the exercise of any options, warrants, rights or similar interests (including restricted stock) granted by the Company to its directors, officers and employees, (iii) any unilateral grant of any security by the Company, or (iv) an Exempt Transaction, unless and until such time as such stockholder acquires the beneficial ownership of one additional share of Common Stock. The Board shall not be required to make any determination with respect to a potential Acquiring Person, including whether the potential Acquiring Person is an Exempt Person, until five (5) Business Days after the date on which all Board members first received notice of the change of beneficial ownership at issue. Notwithstanding the foregoing, the Board may, in its sole discretion, determine that any Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.

(c)           “Act” shall mean the Securities Act of 1933, as amended.

(d)           “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement, and to the extent not included within the foregoing clause of this Section 1(d), shall also include, with respect to any Person, any other Person (whether or not a Related Person or an Exempt Person) whose shares of Common Stock would be deemed constructively owned by such first Person, owned by a single “entity” as defined in Section 1.382-3(a)(1) of the Treasury Regulations, or otherwise aggregated with shares owned by such first Person pursuant to the provisions of the Code, or any successor provision or replacement provision, and the Treasury Regulations thereunder, provided, however, that a Person shall not be deemed to be the Affiliate or Associate of another Person solely because either or both Persons are or were directors of the Company.

(e)           “Agreement” shall have the meaning set forth in the preamble of this Agreement.

(f)            “Authorized Officer” shall mean the Chief Executive Officer, President, any Vice President, the Treasurer or the Secretary of the Company.

(g)           A Person shall be deemed the “Beneficial Owner” of, shall be deemed to have “Beneficial Ownership” of and shall be deemed to “beneficially own” any securities which such Person directly owns, or would be deemed to constructively own, pursuant to Section 382 and the Treasury Regulations promulgated thereunder.

(h)           “Board” shall mean the Board of Directors of the Company.

(i)            “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the States of New York or New Jersey (or such other state in which the principal office of the Rights Agent may be located) are authorized or obligated by law or executive order to close.

(j)            “Common Stock” shall have the meaning set forth in the preamble of this Agreement.

(k)           “Close of Business” on any given date shall mean 5:00 P.M., New York City time, on such date; provided, however, that if such date is not a Business Day, it shall mean 5:00 P.M., New York City time, on the next succeeding Business Day.

(l)            “Code” shall mean the Internal Revenue Code of 1986, as amended.

(m)          “Company” shall have the meaning set forth in the preamble of this Agreement.

(n)           “Company’s Articles of Incorporation” shall mean the Articles of Incorporation of the Company, as amended.

(o)           “Current Per Share Market Price” shall have the meaning set forth in Section 11(d)(i) or Section 11(d)(ii) hereof, as applicable.

(p)           “Current Value” shall have the meaning set forth in Section 11(a)(iii) hereof.

(q)           “Distribution Date” shall mean the earliest of (i) the Close of Business on the tenth Business Day after the Stock Acquisition Date or (ii) the Close of Business on the tenth Business Day (or, unless the Distribution Date shall have previously occurred, such later date as may be specified by the Board of Directors of the Company) after the commencement of a tender or exchange offer by any Person (other than the Company, any Related Person or any Exempt Person), if upon the consummation thereof such Person would be the Beneficial Owner of 4.9% or more of the then-outstanding Common Stock.

(r)            “Equivalent Preferred Stock” shall have the meaning set forth in Section 11(b) hereof.

(s)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(t)            “Exchange Ratio” shall have the meaning set forth in Section 23(a) hereof.

(u)           “Exempt Person” shall mean (i) any Person (together with its Affiliates and Associates) whose status as a 4.9% Stockholder would not, as determined by the Board in its sole discretion, jeopardize or endanger in any material respect the availability to the Company of its Tax Benefits and (ii) any Person that is a 4.9% Stockholder as of the Record Date, provided, however, that, with respect to clause (ii) of this paragraph, any such Person shall only be deemed to be an Exempt Person for so long as it does not acquire one additional share of Common Stock while it is a 4.9% Stockholder; and provided, further, that, with respect to clauses (i) and (ii) of this paragraph, any Person shall cease to be an Exempt Person as of the date that such Person ceases to be a 4.9% Stockholder. Additionally, a Person shall cease to be an Exempt Person if the Board, in its sole discretion, makes a contrary determination based on the potential effect of such Person’s status as a 4.9% Stockholder (together with all Affiliates and Associates of such Person)

with respect to the availability to the Company of its Tax Benefits.

(v)           “Exempt Transaction” shall mean any transaction that the Board determines, in its sole discretion, is exempt, which determination shall be irrevocable.

(w)          “Expiration Date” shall mean the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 22 hereof, (iii) the time at which the Rights are exchanged as provided in Section 23 hereof, (iv) the repeal of Section 382 of the Code or any successor statute if the Board determines that this Agreement is no longer necessary for the preservation of Tax Benefits, (v) the beginning of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward and (vi) December 18, 2009 if Stockholder Approval has not been obtained.

(x)            “Final Expiration Date” shall be December 18, 2018.

(y)           “NYSE” means The New York Stock Exchange.

(z)            “Person” shall mean any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust or other legal entity, group of persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Section 1.382-3(a)(1) of the Treasury Regulations or otherwise, and includes any successor (by merger or otherwise) of such individual or entity.

(aa)         “Preferred Stock” shall mean shares of Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Company having the rights and preferences set forth in the form of Articles Supplementary of Series A Junior Participating Preferred Stock attached hereto as Exhibit A.

(bb)         “Purchase Price” shall mean initially $90 per one ten-thousandth of a Preferred Stock, subject to adjustment from time to time as provided in this Agreement.

(cc)         “Record Date” shall have the meaning set forth in the recitals to this Agreement.

(dd)         “Redemption Price” shall mean $0.001 per Right, subject to adjustment of the Company to reflect any stock split, stock dividend or similar transaction occurring after the date hereof.

(ee)         “Related Person” shall mean (i) any Subsidiary of the Company or (ii) any employee benefit or stock ownership plan of the Company or of any Subsidiary of the Company or any entity holding shares of Common Stock for or pursuant to the terms of any such plan.

(ff)           “Rights” shall have the meaning set forth in the recitals to this Agreement.

(gg)         “Rights Agent” shall have the meaning set forth in the preamble of this Agreement.

(hh)         “Rights Certificates” shall mean certificates evidencing the Rights, in substantially the form attached hereto as Exhibit B.

(ii)           “Rights Dividend Declaration Date” shall have the meaning set forth in the recitals to this Agreement.

(jj)           “Section 11(a)(ii) Trigger Date” shall have the meaning set forth in Section 11(a)(iii) hereof.

(kk)         “Securities Act” shall mean Securities Act of 1933, as amended.

(ll)           “Spread” shall have the meaning set forth in Section 11(a)(iii) hereof.

(mm)       “Stock Acquisition Date” shall mean the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such or such earlier date as a majority of the Board shall determine the existence of an Acquiring Person.

(nn)         “Stockholder Approval” shall mean the approval of this Agreement by the affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present, at a meeting of stockholders of the Company duly held in accordance with the Company’s Articles of Incorporation and applicable law.

(oo)         “Subsidiary” shall mean, with reference to any Person, any corporation or other legal entity of which a majority of the voting power of the voting equity securities or equity interests is owned, directly or indirectly, by such Person, or otherwise controlled by such Person.

(pp)         “Substitution Period” shall have the meaning set forth in Section 11(a)(iii) hereof.

(qq)         “Summary of Rights” shall mean a copy of a summary of the terms of the Rights, in substantially the form attached hereto as Exhibit C.

(rr)           “Tax Benefits” shall mean the net operating loss carry-overs, capital loss carry-overs, general business credit carry-overs, alternative minimum tax credit carry-overs and foreign tax credit carry-overs, as well as any “net unrealized built-in loss” within the meaning of Section 382, of the Company or any direct or indirect subsidiary thereof.

(ss)         “Trading Day” shall mean a day on which the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business.

(tt)           “Treasury Regulations” shall mean final, temporary and proposed income tax regulations promulgated under the Code, including any amendments thereto.”

Section 2.               Effect of this Amendment. It is the intent of the parties hereto that this Amendment constitutes an amendment of the Agreement as contemplated by Section 26 thereof.

Except as expressly provided in this Amendment, the terms of the Agreement remain in full force and effect. Unless the context clearly provides otherwise, any reference to this “Agreement” or the “Rights Agreement” shall be deemed to be a reference to the Agreement as amended hereby.

Section 3.               Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 4.               Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 5.               Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that nothing contained in this Section 5 will affect the ability of the Company under the provisions of Section 26 of the Agreement to supplement or amend the Agreement to replace such invalid, void or unenforceable term, provision, covenant or restriction with a legal, valid and enforceable term, provision, covenant or restriction.

Section 6.               Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

THE RYLAND GROUP, INC.

/s/ Timothy J. Geckle
Name: Timothy J. Geckle
Title: Senior Vice President, General Counsel and Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

/s/ Paula Caroppoli
Name: Paula Caroppoli
Title: Vice President